A0678220

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JUN 1 0 2008

Debra Bowen

DEBRA BOWEN
Secretary of State

A0678220

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

JUN 10 2008

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
EPIC BANCORP

Carolyn Horan and Michael Moulton hereby certify that:

1. They are the duly elected and Board Chairman and CFO, respectively, of Epic Bancorp, a California corporation (the "Company").

2. Article One of the Articles of Incorporation of the Company shall be, and hereby is, amended to read in full as follows:

   "ONE. The name of this corporation is Tamalpais Bancorp."

3. The foregoing amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Company.

4. The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders of the Company under Section 902 of the California Corporations Code. The Company has one authorized class of shares of which 3,818,284 shares of Common Stock are outstanding. The number of shares voting in favor of the amendment to the Articles of Incorporation of the Company equaled or exceeded the vote required, which is more than 50% of the outstanding shares.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 9, 2008

Carolyn Horan
Chairman of the Board

Michael Moulton
Chief Financial Officer

OFFICE OF THE SECRETARY OF STATE